October 25, 2024

First Trust Exchange-Traded Fund II

120 East Liberty Drive

Wheaton, Illinois 60187

Re: 12b-1 Plan Extension Letter for First Trust Exchange-Traded Fund II (the “Trust”)

It is hereby acknowledged that First Trust Portfolios L.P. serves as the distributor of the shares of each series of the Trust. The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), comprised of various exchange-traded funds (each, a “Fund,” and, collectively, the “Funds”) set forth on Exhibit A attached hereto, which may be amended from time to time.

It is further acknowledged that the Trust has adopted a Distribution and Service Plan (the “Plan”) pursuant to Rule l2b-1 under the 1940 Act with respect to the shares of beneficial interest (“Shares”) of the Funds. Pursuant to the Plan, each Fund may bear a fee not to exceed 0.25% per annum of such Fund’s average daily net assets.

The purpose of this letter agreement is to agree and acknowledge that the Funds shall not pay, and we shall not collect, any fees pursuant to the Plan any time before the date set forth on Exhibit A attached hereto for each fund.

Very Truly Yours,

First Trust Portfolios L.P.

  /s/ James M Dykas

Name: James M. Dykas
Title: Chief Financial Officer

Agreed and Acknowledged:

First Trust Exchange-Traded Fund II

  /s/ Derek D. Maltbie

Name: Derek D. Maltbie

Title: Treasurer

Exhibit A

FIRST TRUST EXCHANGE-TRADED FUND II

Funds	Date
First Trust STOXX® European Select Dividend Index Fund (FDD)	January 31, 2026
First Trust Dow Jones Global Select Dividend Index Fund (FGD)	January 31, 2026
First Trust Alerian Disruptive Technology Real Estate ETF (DTRE)	January 31, 2026
First Trust Global Wind Energy ETF (FAN)	January 31, 2026
First Trust Alerian U.S. NextGen Infrastructure ETF (RBLD)	January 31, 2026
First Trust NASDAQ® Clean Edge® Smart Grid Infrastructure Index Fund (GRID)	January 31, 2026
First Trust Indxx Global Natural Resources Income ETF (FTRI)	January 31, 2026
First Trust Indxx Global Agriculture ETF (FTAG)	January 31, 2026
First Trust Indxx NextG ETF (NXTG)	January 31, 2026
First Trust S-Network Future Vehicles & Technology ETF (CARZ)	January 31, 2026
First Trust Cloud Computing ETF (SKYY)	January 31, 2026
First Trust International Equity Opportunities ETF (FPXI)	January 31, 2026
First Trust Nasdaq Cybersecurity ETF (CIBR)	January 31, 2026
First Trust IPOX Europe Equity Opportunities ETF (FPXE)	January 31, 2026
First Trust Dow Jones International Internet ETF (FDNI)	January 31, 2026
First Trust Nasdaq Lux Digital Health Solutions ETF (EKG)	January 31, 2026
First Trust Indxx Metaverse ETF (ARVR)	January 31, 2026
First Trust Bloomberg Emerging Market Democracies ETF (EMDM)	January 31, 2026
First Trust Emerging Markets Human Flourishing ETF (FTHF)	January 31, 2026
First Trust Bloomberg Artificial Intelligence ETF (FAI)	October 25, 2026